Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

MathStar Has Prepared FPOA Technology Package for Purchase

Semiconductor company offers webinar to view Arrix MOA3600 tool set

COLORADO SPRINGS, Colorado – January 26, 2009 – Core Capital’s Electronics and Semiconductor Group (ESG), an investment banking firm with an electronics and semiconductor focus, announces that its client, MathStar, Inc. (OTC: MATH), has prepared its technology for purchase. MathStar, a fabless semiconductor company specializing in high-performance programmable logic, is finalizing its Field Programmable Object Array (FPOA) technology and intellectual property package for sale. Arrangements have been prepared to assist prospective buyers to evaluate the opportunity, including a webinar, a private “data room” web portal, and access to key creators of the technology.

MathStar began its sales efforts in early October 2008, when it signed with the Core Capital Electronics and Semiconductor Group to complete a strategic sale of MathStar’s technology and intellectual property.

Technology

After receiving customer feedback on its second generation products, the Arrix MOA2400, MathStar continued work to make its FPOA technology easier to use, develop and deploy. The latest version of the technology, the Arrix MOA3600, had been designed and was close to final tapeout when MathStar curtailed its development work on it. This updated IP, along with the current production products, are now ready for sale, including design documentation to take the purchaser to the next step.

The Arrix MOA3600 extends the market-leading performance of the Arrix MOA2400 and features a more user-friendly tool chain using industry standard Verilog. The Arrix MOA3600 technology package includes the alpha release version and the updated tool set that is significantly easier to use and more productive than the previous version.

Webinar and Data Room

MathStar is now offering a webinar-based demonstration that enables real-time displays of the updated Arrix MOA3600 design tools. The webinar is available to parties interested in evaluating the company, its IP and technology.

Additionally, MathStar has created an online data room containing a large number of detailed architecture, design and application documents to assist prospective buyers in understanding the depth and scope of the technology. Included in the data room is detailed information that has not previously been announced by MathStar including:

a)              A family of two FPOA products designed for TSMC 90nm CMOS, each of which includes 600 object arrays (3600). One product family is optimized for very high bandwidth video processing and the other for very high speed data processing.

b)             The introduction of an extremely high-performance Sum of Absolute Differences (SAD) object that enables industry-leading predictive motion computations for video processing and image processing applications.

c)              Significant advancements in the programming tools environment, based on an industry standard platform, making application development and reuse easier.

Prospective buyers can attend the webinar or access the online data room by contacting Loren Lancaster at 719-598-4680, or by email llancaster@corecapital.net.

Availability

Used by multiple customers in computationally-intensive and broadcast video applications, MathStar’s IP cores speed time to market by enabling quick and efficient deployment of performance-demanding FPOA designs.

MathStar’s technology and IP package are now available for sale. MathStar has created a package that will make it possible for a buyer to take advantage of the existing products and allow continued rapid development of the technology. The package may also include consulting services and a liaison with MathStar to facilitate a speedy and successful transfer. MathStar has one of the creators of the technology under contract to facilitate the evaluation and sale of the technology. The makeup of the complete transfer team will be determined by the prospective buyer and its needs.

For more information on MathStar, contact Loren Lancaster at 719-598-4680, or email llancaster@corecapital.net.

MathStar, Inc.

MathStar (OTC: MATH) is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar’s field programmable object array (FPOA) technology can process arithmetic and logic operations at clock rates of 1-gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar’s Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security and surveillance, and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP cores, application notes and technical documentation.

Core Capital ESG

Core Capital’s Electronics and Semiconductor Group focuses exclusively on providing a range of merger and acquisition services to middle market electronics and semiconductor companies. Core Capital is a member company of the International Network of M&A Partners (IMAP), a global partnership of 60 leading merger & acquisition advisory firms located in over 40 countries worldwide. For more information, go to www.ESGibank.com.

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2008 under the heading “Risk Factors.” MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.